Transcript of

BK Technologies Corporation

First Quarter Conference Call

May 12, 2022

Participants

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Bill Kelly - Executive Vice President and Chief Financial Officer, BK Technologies Corporation

Analysts

Aaron Martin - AIGH Investment Partners

Alan Lyons - Private Investor

Orin Hirschman - AIGH Investment Partners

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to the BK Technologies Corporation Conference Call for the First Quarter 2022. This call is being recorded. All participants have been placed on a listen-only mode. Following management’s remarks, the call will be opened to questions.

Before turning the call over to our Chief Executive Officer, Mr. John Suzuki, for opening remarks, I will provide the following safe harbor statement. Statements made during this conference call that are not based on historical facts are forward-looking statements. Such statements include, but are not limited to, projections or statements of future goals and targets regarding the company’s revenue and profits. These statements are subject to known and unknown factors and risks. The company’s actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, and some of the factors and risks [Technical Difficulty] such material differences have been described in yesterday’s press release and in the BK’s filings with the US Securities and Exchange Commission. These statements are based on information and understandings that are believed to be accurate as of today, and we do not undertake any duty to update such forward-looking statements.

I will now turn the call over to John Suzuki, CEO of BK Technologies. Mr. Suzuki, you may begin.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thank you everyone for joining today. I’ll start by reviewing some of our highlights of our operations and financial results during the quarter, then I’ll turn over the call to Executive Vice President and Chief Financial Officer, Bill Kelly for a deeper dive on our financial results. We’ll conclude by opening up the call for a brief Q&A.

We continue to see strong market demand for our BKR 5000 product line and this demand drove record first quarter bookings of 15.7 million. The BKR 5000 has demonstrated proven success in the field and we’re pleased to see continued strong interest from both existing and new customers, as they upgrade their radio fleet. While we’ve had a phenomenal quarter from new order booking standpoint, as expected, and as mentioned on our fourth quarter call, during January and February, we contended with supply chain challenges and saw shortages of certain components. As a result, deliveries we plan to complete in the first quarter have been pushed into the second and third quarter of 2022. Beginning in March and to date in the second quarter, we have been able to resolve the supply chain issues and ramp up production.

Given the shipment delays and higher than expected demand for our BKR 5000, we have increased the production rate for the BKR 5000 to 130% of plan. We now plan to keep this run rate for the balance of the year. With this elevated production rate, we’re optimistic that our ability to convert orders into shipments will continue to improve as we move through the balance of 2022.

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On the cost side, we are being impacted by many of the same factors that others are contending with. We remain focused on controlling those costs to help mitigate the impact to our near-term gross margin performance. We are intended on establishing the resources and processes to optimize our supply chain so that we’re positioned to ensure that our customers are receiving their orders in a timely manner. It is important to reiterate that demand has never been stronger for our products, and we’re doing everything we can to fulfill demand in a timely manner.

In addition to the success in the market, we’ve also made significant development progress in our new multiband radio, the BKR 9000. I’m pleased to report that we’ve begun deploying a few BKR 9000 radios in the field for engineering test purposes. These radios will be tested on live customer trunked radio systems in both rural and urban environments. Pending results of these field tests, we’ll be in a much better position to finalize a launch date. As we’ve mentioned before, our success in the marketplace is contingent upon our ability to deliver a product line that enables real-time, mission-critical communications, and we look forward to continuing this track record with our next generation BKR 9000 multiband portable radio.

Finally, in March, we announced the launch of a dedicated business unit focused on delivering Software-as-a-Service, SaaS, solutions to the public safety market. This is a huge initiative for our company, which will be led by industry veteran James Teel. The new unit will develop and deliver a comprehensive suite of state-of-the-art subscription-based software solutions to first responders via the LTE public cellular network.

I joined BK Technologies last July with a vision of expanding the company beyond the traditional land mobile radio market, and positioning us as a leader in the broader public safety LMR, LTE communications market. We’ve already filed for three patents related to push-to-talk over cellular, and other cellular-based smartphone applications for the first responders. To commercialize these ideas, we’re currently developing a BK branded smartphone application codenamed BKR Play. BKR Play will deliver an entirely new set of services to increase first responder safety and productivity. With these offerings, we have a significant opportunity to increase our sales reach beyond wildland fire to penetrate markets, including the military, urban structure fire, law enforcement, and ERT -- and emergency response, among others.

I’m confident that BK Technologies is poised for growth in 2022. We have a reliable and well received line of existing products that we work continuously to improve and expand, and we’re ready to capitalize on numerous opportunities emerging for tethering LMR devices, such as the BKR Series radios, and public safety smartphone applications on the public LTE cellular networks. Additionally, our balance sheet remains strong, providing us the financial flexibility to develop cutting edge new products and solutions and explore strategic opportunities that will complement our growth, as we continue scaling BK Technologies.

At this point, I’d like to turn it over to Bill Kelley, our Executive Vice President and Chief Financial Officer, who will review the financial and operating highlights. Bill?

Bill Kelly - Executive Vice President and Chief Financial Officer, BK Technologies Corporation

Thanks, John. Following is a summary of our financial and operating results for the period ending March 31, 2022. Sales for the first quarter totaled approximately $6.6 million, compared with $8.6 million for the same quarter last year. Gross profit margins, as a percentage of sales in the first quarter, were 22.4%, compared with 36.4% for the first quarter last year, primarily due to cost increases in materials and freight and lower manufacturing volumes. Selling, general, and administrative expenses, or SG&A, for the first quarter totaled approximately $4.9 million, compared with $4 million for the same quarter last year.

Our operating loss totaled $3.4 million, compared with an operating loss of $853,000 for the first quarter last year. Our net loss for the first quarter of 2022 totaled approximately $3.9 million or $0.23 per basic and diluted share, compared with a net loss of approximately 670,000 or $0.05 per basic and diluted share for the same quarter last year. For the first quarter of 2022, we recognized an unrealized loss of approximately -- I’m sorry $500,000 on our investment in FG Financial Group, compared to an unrealized gain of $205,000 in the first quarter of 2021. As of March 31, 2022, working capital totaled approximately $21.7 million, of which approximately $11.1 million is comprised of cash, cash equivalents, and trade receivables. This compares with working capital totaling approximately $25.2 million at the end of 2021, which included $18.8 million of cash, cash equivalents, and trade receivables. And lastly, this quarter marks our 24th consecutive quarterly dividend to shareholders under our capital return program.

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That concludes my remarks. We’ll now move on to the Q&A session of the conference call. I would like to remind everyone that we do not provide financial and operational guidance on a quarterly or annual basis. Ali, we’re now ready to open the floor for questions.

Operator

[Operator Instructions] Your first question is coming from Frank Jones [Phonetic]. Sir, please announce your affiliation and pose your question.

Q: Hey, guys. Thanks for taking my question. So I was wondering, given revenues were much lower than expected in Q1, but you guys have very high bookings. How should we think about Q2 revenues?

Bill Kelly - Executive Vice President and Chief Financial Officer, BK Technologies Corporation

Thanks, Frank. I appreciate the question. This is Bill Kelly. We should think about Q2 and the second half of the year as anticipating growth. As you mentioned, and as John mentioned in his prepared remarks, we do have very strong demand and record bookings during the first quarter. It was really material shortages that helped us or held us back from realizing greater shipments. We have increased our production rate in the last couple of months. We have seen an increase -- a tangible increase in March, particularly and we also grew from March to April. So we’re trending in a growth direction and, as we ramp up our production, we anticipate that we’ll see substantial growth in the second quarter and the second half of the year.

Q: Okay, that’s helpful. Thanks, guys.

Operator

[Operator Instructions] Your next question is coming from Aaron Martin. Sir, please state your affiliation and then pose your question.

Q: It is Aaron Martin from AIGH Investment Partners. Good morning, guys. Apologize, I was juggling a couple of different conference calls this morning, so I may have missed this. On the inventory side, obviously, this is a very large step up in inventory. How should we think about that going forward in terms of your ability to bring it down and generate cash out of working capital from the extremely elevated inventory levels? Is it all work in progress, finished products? How do we think about your inventory and how much of it is older product that might not be able to convert to cash as quickly, but, I guess, what can you tell us there?

Bill Kelly - Executive Vice President and Chief Financial Officer, BK Technologies Corporation

Good morning, Aaron. This is Bill. You should think about inventory in terms of finished goods with and raw materials. The increase in inventory has been driven primarily on the raw materials side and that relates directly to material shortages and extended lead times that we’ve seen throughout the supply chain. When we’ve been able to locate, particularly electrical components with the extended lead times, we’ve had to procure more in order to ensure our ability to manufacture and complete product in future quarters, so most of that ramp up you see is in raw material. We have procured a lot of the componentry that helped depress sales and limited our shipments in Q1. And having those items on hand is what’s going to enable us to realize the revenue growth that we’re anticipating for the rest of this quarter and on into the second half. Later in your question you mentioned about a bit about aged product, you should not think about the inventory as aged or old product. The componentry that we’ve added is all related to our new BKR Series. And I will also add because of the extended lead times we’ve added inventory or bought inventory in advance for the introduction to BKR 9000 that we expect later this year. We couldn’t wait to procure those components because of these extended lead times that we see in the supply chain today. So what we have on hand relates to new products, some of which the 9000, which hasn’t even been introduced yet.

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Q: So, let’s talk about the 9000. Obviously, you guys are doing the right thing to make sure it’s ready when it’s finally released [Technical Difficulty].

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Aaron, hi. This is John Suzuki, your audio cut out and we did not hear your question.

Operator

Sorry, gentlemen. Your next call is coming from Alan Lyons. Sir, if you please state your affiliation and pose your question.

Q: Yes, Alan Lyons, Private Investor. Good morning, John and Bill. So my question is just that, is it fair to say that based on your outlook, and despite the performance of the first quarter, your thinking in terms of continuing your dividend policy and potential buyback hasn’t changed, particularly the dividend policy? And then the second question I have is, where do you stand with potential strategic opportunities to maybe in some respects, help diversify the business? Thank you.

Bill Kelly - Executive Vice President and Chief Financial Officer, BK Technologies Corporation

Hey, Alan. This is Bill. I will address the capital return program and I’ll let John speak to the strategic M&A activities of the company. There has been no change in our view of the capital return program, although we have increased inventory and used some cash. We do anticipate that -- as I mentioned, in an earlier question, we do anticipate a ramp up in shipments and to improve our cash flow. So from a dividend perspective, we have had no change. From a share repurchase perspective, there have been no shares repurchased yet to date; of course, we’ve been in a blackout period, since the approval was issued for that. There’s been no fundamental change in our view of that, however, with the softness of the first quarter or inability to turn shipments, we haven’t declared any repurchases just yet, and I believe we’ll probably take a look and make sure that we see the anticipated revenue increases over the next couple of months and revisit the repurchase topic probably later this year.

Q: Thank you.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Alan, this is John Suzuki. I will address your question of dealing with the strategic opportunities. So I would say for this year, for 2022, our primary focus is really getting our new business unit, the SaaS business unit, up and running. So we created some good ideas, what we believe are innovative ideas. And in the end of 2021, we submitted them for patents. This focus is going to be primarily on getting these ideas commercialized, getting them developed, and getting this new service or services launched this year. So that’s really our focus for 2022.

Now, that being said, we believe this is a platform, right, that we’re going to be looking at providing a host of services, some of which, as in the case of BKR Play, these are our ideas and we’re doing the development, and we’re going to get this thing launched. In other cases, we know that there’s a lot of other good ideas that could complement what we’re trying to do in the marketplace. And so I think that it’s prudent for us to continue working with companies in the industry to identify those opportunities and see how we can potentially partner with them or potentially acquire them.

Q: Okay, cool, thanks. Well, good luck executing your business that’s the BKR 5000 and hopefully the 9000 sometime this summer. That makes sense what you’re doing, to really have to focus on that plus the new SaaS that you’re working on and plenty of opportunity, I just hope we can execute. Thanks.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

We appreciate the comment, Alan. Thank you.

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Operator

Your next comment or question, sorry, is coming from Orin Hirschman. Sir, please state your affiliation and pose your questions.

Q: AIGH Investment Partners. I also apologize for joining in a bit late, there’s probably going to be repetition. But could you just give the timing again on the 9000? And what do you feel you’ve passed through the technological hurdles related to the 9000?

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thanks, Orin. This is John Suzuki. So on the 9000, as we mentioned before, I think, on our last call, we had some technical hurdles, as we went into production on the 9000 at the end of last year. I believe I reported in our last call that we addressed the technical issues and that we believe that we would be in at least engineering test in the field during the second quarter. So what I announced today was that we are in the field with the BKR 9000 radio, doing engineering testing. So that testing is just begun and, as that testing unfolds, and as we learn more about the product, we’ll be in a much better position to set and do a press release on our launch date.

Q: Okay, great. Thank you very much.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

You’re welcome, Orin. Thanks for calling.

Operator

There appears no further questions in the queue. Any closing comments you’d like to finish with.

John Suzuki - Chief Executive Officer, BK Technologies Corporation

Thank you, Ali. Thank you all for participating in today’s call. We look forward to speaking with you again when we report our Q2 2022 results in August of 2022. All the best to all of you and have a great day.

Operator

Thank you ladies and gentlemen. This does conclude today’s conference call. You may disconnect your lines at this time and have a wonderful day. Thank you for your participation.

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